Exhibit 1(c)


                        NEUBERGER&BERMAN EQUITY FUNDS
                             DECLARATION OF TRUST
                                   SCHEDULE A






Neuberger&Berman Focus Fund

Neuberger&Berman Genesis Fund

Neuberger&Berman Guardian Fund

Neuberger&Berman International Fund

Neuberger&Berman Manhattan Fund

Neuberger&Berman Partners Fund

Neuberger&Berman Socially Responsive Fund

Neuberger&Berman Millennium Fund


DATED:  October 19, 1998